                                                                    EXHIBIT 2(d)

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.

                                     WARRANT
                                     -------

                 TO PURCHASE 102,856 SHARES OF THE COMMON STOCK

                                       OF

                             THE BANK OF WINTER PARK

         This is to certify that, for value received, HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), is entitled to purchase from THE BANK OF WINTER PARK, a Florida banking corporation ("Winter Park Bank"), at any time on or after the date hereof, an aggregate of up to 102,856 shares of the common stock, $5.00 par value per share, of Winter Park Bank ("Winter Park Common"), at a price of $30.00 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between Huntington and Winter Park Bank (the "Warrant Purchase Agreement"). The number of shares of Winter Park Common which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto.

         This Warrant is issued in connection with a certain Agreement and Plan of Merger, dated as of the date hereof, between The Huntington National Bank, a national banking association which is a wholly owned subsidiary of Huntington ("Huntington Bank"), and Winter Park Bank (the "Merger Agreement"), and a certain Supplemental Agreement, dated as of the date hereof, among Huntington, Huntington Bank, and Winter Park Bank (the "Supplemental Agreement"), which provide for the merger of Winter Park Bank into Huntington Bank (the "Merger"). The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents." All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Merger Documents. The term "Holder" shall mean and refer to Huntington or any successor holder of this Warrant.

         SECTION 1.        EXERCISE OF THE WARRANT.

                  (a) The Holder will not exercise this Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, the Holder will not exercise this Warrant without the written consent of Winter Park Bank, except upon the occurrence of any of the following events (the events described in each of the subparagraphs enumerated below shall together constitute a single event for the purposes hereof):

                       (i) any material breach of the Merger Documents by Winter Park Bank which would permit Huntington to terminate the Merger Documents;

                (ii) prior to the meeting of the Winter Park Bank shareholders duly called and held for the purpose of approving the Merger in accordance with the terms of the Merger Documents (the "Shareholders' Meeting"), any person or group of persons (an "Offeror") submits a proposal to Winter Park Bank relating to (A) the possible sale or other disposition of more than 25 percent of the shares of the capital stock or any other class of voting securities of Winter Park Bank, including, but not limited to, an exchange or tender offer therefor,
         (B) the possible sale or other disposition of 15% or more of the assets of Winter Park Bank, or (C) a merger or consolidation involving Winter Park Bank, other than a transaction pursuant to which Winter Park Bank will be the surviving corporation and the current shareholders of Winter Park Bank will be the owners of a majority of the stock of the surviving corporation following the transaction (any such proposal being referred to herein as an "Acquisition Proposal") and, within 18 months after the date hereof, Winter Park Bank enters into an agreement pursuant to such Acquisition Proposal with the Offeror and such transaction is consummated within such 18-month period;

                (iii) prior to the Shareholders' Meeting, any person or group of persons commences a tender or exchange offer to acquire equity securities of Winter Park Bank if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in Winter Park Bank (a "Tender Offer"), and such equity interest is acquired pursuant to such Tender Offer within 18 months after the date hereof; or

                (iv) Winter Park Bank enters into an agreement with respect to an Acquisition Proposal after the date hereof and such transaction is consummated within 18 months after the date hereof.

                  (b) As used in this Section 1, "person" or "group of persons" shall have the meanings assigned to such terms by Section 13(d) of the 1934 Act. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced.

                  (c) This Warrant shall be exercised by presentation and surrender hereof to Winter Park Bank at its principal office accompanied by (i) a written notice of exercise for a specified number of shares of Winter Park Common, (ii) payment to Winter Park Bank, for the account of Winter Park Bank, of the Exercise Price for the number of shares specified in such notice, and
(iii) a certificate of the Holder stating the event or events that have occurred which entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Winter Park Common specified in the notice shall be payable in immediately available funds.

                  (d) Upon such presentation and surrender, Winter Park Bank shall issue promptly (and within one business day if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by subparagraph
(f) of this Section 1, the shares to which the Holder is entitled hereunder.

                  (e) If this Warrant should be exercised in part only, Winter Park Bank shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by Winter Park Bank of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Winter Park Common issuable upon such exercise, notwithstanding that the stock transfer books of Winter Park Bank shall then be closed or that certificates representing such shares of Winter Park Common shall not then be actually delivered to the Holder. Winter Park Bank shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by subparagraph (f) of this
Section 1.

                  (f) This Warrant, once exercisable, or any warrant shares acquired by the Holder by its exercise, may be sold or transferred in whole or in part to any person, subject to the receipt by such person of approvals of appropriate regulatory authorities having jurisdiction pursuant to all applicable laws and regulations, to the extent required.

         SECTION 2.  CERTAIN COVENANTS AND REPRESENTATIONS OF WINTER PARK BANK.

                  (a) Winter Park Bank shall at all times maintain sufficient authorized but unissued shares of Winter Park Common so that this Warrant may be exercised without additional authorization of the holders of Winter Park Common, after giving effect to all other options, warrants, convertible securities, and other rights to purchase Winter Park Common.

                  (b) Winter Park Bank represents and warrants to the Holder that, to the extent that the issuance and exercise of this Warrant is permitted under Florida law and, if the approval of the Florida Department of Banking and Finance is required in order to issue either the Warrant or the shares of Winter Park Common to be issued upon an exercise of the Warrant, to the extent that the issuance of such Warrant or such shares has been approved by the Florida Department of Banking and Finance, the shares of Winter Park Common issued upon an exercise of this Warrant will be duly authorized, fully paid, non-assessable, and subject to no preemptive rights.

                  (c) Winter Park Bank agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution, or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Winter Park Bank; (ii) promptly to take all action as may from time to time be required, including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. ss.18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Federal Reserve Board or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised or transferred, cooperating fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require in order to permit the Holder to exercise or transfer this Warrant and Winter Park Bank duly and effectively to issue shares pursuant to the exercise hereof; and (iii) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         SECTION 3. FRACTIONAL SHARES. Winter Park Bank shall not be required to issue fractional shares of Winter Park Common upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         SECTION 4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Winter Park Bank for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Winter Park Common purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Winter Park Bank of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Winter Park Bank will execute and deliver a new Warrant of like tenor and date.

         SECTION 5.        CERTAIN TRANSACTIONS.

                  (a) In case Winter Park Bank shall (i) consolidate with or merge into any Person, other than Huntington or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger,
(ii) permit any Person, other than Huntington or one of its Affiliates, to merge into Winter Park Bank and Winter Park Bank shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Winter Park Common shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) sell or otherwise transfer all or substantially all of its assets to any Person, other than Huntington or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any company which controls the Acquiring Corporation, or (C) in the case of a merger described in clause (a)(ii) above, Winter Park Bank, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                  (b) For purposes of this Section 5, the following terms have the meanings indicated:

                (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Winter Park Bank (if other than Winter Park Bank), (B) the corporation merging into Winter Park Bank in a merger in which Winter Park Bank is the continuing or surviving person and in connection with which the then outstanding shares of Winter Park Common are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (C) the transferee of all or substantially all of Winter Park Bank's assets;

                (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Warrant;

                (iii) "Assigned Value" shall mean the Market/Offer Price as determined pursuant to paragraph 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of Winter Park Bank's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Winter Park Bank as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of Winter Park Common outstanding at the time of such sale;

                (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Winter Park Bank is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into Winter Park Bank or by any company which controls such Person, as the Holder may elect;

                (v) A "Person" shall mean any individual, firm, corporation or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

                (vi) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  (c) The Substitute Warrant shall have the same terms as this Warrant provided that if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                  (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Winter Park Common for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common Stock shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of Winter Park Common for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable.

         SECTION 6.  RIGHTS OF THE HOLDER; REMEDIES.

                  (a) The Holder shall not, by virtue hereof, be entitled to any rights of a holder of Winter Park Common.

                  (b) Without limiting the foregoing or any remedies available to the Holder, Winter Park Bank specifically acknowledges that neither Huntington nor any successor Holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and Winter Park Bank hereby agrees that Huntington and any successor Holder shall be entitled to specific performance of the obligations of Winter Park Bank hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 7. ANTIDILUTION PROVISIONS. The number of shares of
Winter Park Common purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                  (a) In the event that Winter Park Bank issues any additional shares of Winter Park Common at any time after the date hereof (including pursuant to stock option plans), the number of shares of Winter Park Common which can be purchased pursuant to this Warrant shall be increased by an amount equal to 19.9 percent of the additional shares so issued. Notwithstanding the above, so long as the total number of shares of Winter Park Common outstanding and subject to outstanding options does not exceed 491,259 during the term of this Warrant, the provisions of this Section 7 will be limited in event Winter Park Bank issues shares of Winter Park Common pursuant to the exercise of options outstanding on the date hereof so that the maximum number of shares of Winter Park Common which can be purchased pursuant to this Warrant will be 108,741.

                (b)  (i)   In the event that, after the date hereof, Winter Park
         Bank pays or makes a dividend or other distribution of any class of capital stock of Winter Park Bank in Winter Park Common, the number of shares of Winter Park Common purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction, of which the denominator shall be the number of shares of Winter Park Common outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                     (ii) In the event that, after the date hereof, outstanding shares of Winter Park Common are subdivided into a greater number of shares of Winter Park Common, the number of shares of Winter Park Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in the event that, after the date hereof, outstanding shares of Winter Park Common are combined into a smaller number of shares of Winter Park Common, the number of shares of Winter Park Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                     (iii) The reclassification (including any reclassification upon a merger in which Winter Park Bank is the continuing corporation) of Winter Park Common into securities including other than Winter Park Common shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Winter Park Common outstanding immediately prior to such reclassification into the number of shares of Winter Park Common outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (ii) above.

                     (iv) Winter Park Bank may make such increases in the number of shares of Winter Park Common purchasable upon exercise hereof, in addition to those required by this paragraph (b), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients.

                  (c) Whenever the number of shares of Winter Park Common purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of Winter Park Common purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Winter Park Common purchasable after the adjustment.

                  (d) For the purpose of this Section 7, the term "Winter Park Common" shall include any shares of Winter Park Bank of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of Winter Park Bank and which is not subject to redemption by Winter Park Bank.

         SECTION 8.        NOTICE.

                  (a) Whenever the number of shares of Winter Park Common for which this Warrant is exercisable is adjusted as provided in Section 7 hereof, Winter Park Bank shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of Winter Park Bank, setting forth the number of shares of Winter Park Common for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment will become effective.

                  (b) Upon the occurrence of an event which results in this Warrant and/or the "Warrant Stock" (as such term is defined in the Warrant Purchase Agreement) becoming repurchasable as provided in Section 7 of the Warrant Purchase Agreement, Winter Park Bank shall (i) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (ii) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (iii) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of Winter Park Bank, setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                  (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, Winter Park Bank and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         SECTION 9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (i) six months after the occurrence of the first to occur of any of the events described in paragraph 1(a) of this Warrant,
(ii) the Effective Date of the Merger, or (iii) upon termination of the Merger Documents pursuant to the terms thereof, unless such termination is the result of any material breach of the Merger Documents by Winter Park which would permit Huntington to terminate the Merger Document.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this 22nd day of May, 1997.

ATTEST:                                        THE BANK OF WINTER PARK

By: /s/ John W. Martin                          By: /s/ Robert S. Harrell
   ---------------------------                     ----------------------------
                                                    Robert S. Harrell, Chairman

Title: Senior Vice President,
       Chief Financial Officer
       and Secretary
      -----------------------
                                        6